INTERPOOL, INC.
DEFERRED BONUS PLAN

(Adopted November 2002)

ARTICLE I.
Purpose

1.1	General. The purpose of the Plan is to provide certain employees with year-end Bonuses and with an opportunity to benefit from the appreciation in the value of the Company's Stock, and thus provide an increased incentive for such employees to contribute to the future success and prosperity of the Company and its subsidiaries.

1.2	Bonus Program. The Plan is intended to be a bonus program and not a plan providing retirement income to employees for purposes of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II.
Definitions

2.1	Agreement. "Agreement" means an agreement between the Company and a Participant evidencing the grant and the terms and conditions of a Bonus Stock Award.

2.2	Board. "Board" means the Board of Directors of the Company.

2.3	Bonus. "Bonus" means a discretionary year-end bonus from the Company or an affiliate awarded pursuant to the Plan (but not a commission payment or performance bonus to which an employee may be entitled under the terms of an employment agreement or arrangement).

2.4	Bonus Amount. "Bonus Amount" means the aggregate amount of a Participant's Bonus from the Company or an affiliate.

2.5	Bonus Stock Award. "Bonus Stock Award" means an award in the form of shares of Stock granted pursuant to the Plan.

2.6	Cause. "Cause" means, with respect to a Participant, either (i) if the Participant has an employment agreement with the Company or an affiliate thereof, the definition of Cause included in such employment agreement, or (ii) if the Participant does not have an employment agreement with the Company or an affiliate thereof, the termination of the Participant's employment with the Company or an affiliate thereof, because of (A) the willful failure by the Participant (other than by reason of incapacity due to physical or mental illness) to perform any material duty in connection with the Participant's employment with the Company or affiliate, (B) the conviction of the Participant of a felony or the Participant's plea of no contest to a felony, or (C) the perpetration by the Participant of a material dishonest act or fraud against the Company or any affiliate thereof .

2.7	Change of Control. A "Change of Control" shall be deemed to have occurred if (i) any "person" or group of "persons" (as the term "person" is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) ("Person") other than the shareholders of the Company on the date of adoption of this Plan, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) direct or indirect beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company or (ii) a Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clause (i), a Change of Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a Person to another Person; and, for purposes of clause (ii), a Change of Control will not be deemed to occur if the assets of the Company are transferred: (A) to a shareholder in exchange for his stock, (B) to an entity in which the Company has (directly or indirectly) 50% ownership, or (C) to a Person that has (directly or directly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such Person possesses (directly or indirectly) 50% ownership.

2.8	Company. "Company" means Interpool, Inc.

2.9	Fair Market Value. "Fair Market Value" on a specified date shall mean the closing price at which one share of Stock is traded on the New York Stock Exchange, but if no shares of Stock were traded on such date, then on the last previous date on which a share of Stock was so traded, or, if the Stock is not traded on the New York Stock Exchange, the value of a share of Stock as established by the Board for such date using any reasonable method of valuation.

2.10	Good Reason. "Good Reason" means, with respect to a Participant, either (i) if the Participant has an employment agreement with the Company or an affiliate thereof, the definition of Good Reason included in such employment agreement, or (ii) if the Participant does not have an employment agreement with the Company or an affiliate thereof, the occurrence of any of the following with respect to the Participant or the Participant's status, position, responsibilities or compensation, unless the Participant has consented thereto in writing: (A) any limitation of the Participant's responsibilities or duties, or any demotion in the Participant's position, (B) any removal of the Participant from, or failure to re-elect the Participant to, any of the positions with the Company or an affiliate held by the Participant, (C) any reduction in the Participant's annual base salary, (D) any change in the Participant's travel obligations, or (E) any change in the Participant's principal work location or the location of the Participant's primary work group by more than 50 miles from such Participant's or work group's location prior to such change.

2.11	Participant. "Participant" means any individual who is awarded a Bonus under the Plan.

2.12	Plan. "Plan" means the Interpool, Inc. Deferred Bonus Plan, as amended from time to time.

2.13	Plan Year. "Plan Year" means the calendar year, or as otherwise determined by the Board.

2.14	Securities Act. "Securities Act" means the Securities Act of 1933, as amended from time to time.

2.15	Stock. "Stock" means the Company's Common Stock.

2.16	Vesting Period. "Vesting Period" means the period during which the right to receive shares underlying a Bonus Stock Award is subject to forfeiture in the event of termination of employment under certain circumstances as specified in Section 6.2 below.

ARTICLE III.
Administration

3.1	Board. The Board shall administer the Plan.

3.2	Powers. The Board shall have sole authority, in its discretion, to determine which of the individuals deemed to be eligible under Article IV below shall receive Bonuses and the Bonus Amount of each individual Bonus. In making such determinations, the Board may take into account the nature of the services rendered by the respective employees during the applicable Plan Year, their present and potential contribution to the Company's success and such other factors as the Board in its discretion shall deem relevant.

3.3	Additional Powers. Subject to the express provisions of the Plan, the Board is authorized to construe the Plan and the respective Agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Bonus, subject to the terms of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in any Agreement relating to a Bonus Stock Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Board on the matters referred to in this Article III, including matters of fact, shall be conclusive. The Board shall have the authority to delegate duties and responsibilities hereunder to administrators, officers or such other persons as it deems appropriate in its sole discretion.

3.4	Indemnification. Members of the Board and any officer or employee acting at the direction of, or on behalf of, the Board shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the maximum extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

3.5	Employees of Affiliates. In the case of any Bonus awarded to a Participant who is an employee of an affiliate of the Company, (i) any portion of the Bonus Amount which is payable in cash shall be paid by such affiliate and (ii) the vesting of shares of Stock under any portion of the Bonus Amount which is in the form of a Bonus Stock Award shall be treated, for tax and accounting purposes, as a transfer of such shares to such affiliate, followed by a transfer by such affiliate to the Participant.

ARTICLE IV.
Participation

4.1	Eligibility. Bonuses awarded pursuant to the Plan, as determined by the Board in its sole discretion as provided in Article III above, may be awarded only to individuals who at the time of grant are employees of the Company or its affiliates, as determined by the Board in its sole discretion.

4.2	Type of Awards. A Bonus pursuant to the Plan shall be in the form of cash, or a combination of cash and a Bonus Stock Award, determined in accordance with Article V.

4.3	Date of Bonus Stock Awards. Bonus Stock Awards shall be granted as soon as administratively practicable after the close of each Plan Year for which the Plan is in effect, except as otherwise provided by the Board.

ARTICLE V.
Determination of Bonuses

5.1	Bonus Amount. The Bonus Amount, if any, with respect to each Participant shall be determined by the Board, in its sole discretion (except that in the case of a Bonus awarded to an employee of an affiliate of the Company, the Bonus Amount shall be as recommended by the Board, in its sole discretion, and ratified by the Board of Directors of such affiliate).

5.2	Type of Awards. Each Participant's Bonus shall be in the form of cash, or a combination of cash and a Bonus Stock Award, depending on the Bonus Amount, as follows:

(a)	the first $50,000 of a Participant's Bonus Amount shall be paid in cash;

(b)	the form of the next $100,000 of a Participant's Bonus Amount (i.e., any Bonus Amount greater than $50,000 but not exceeding $150,000) shall be 50% in cash and 50% in the form of a Bonus Stock Award; and

(c)	any portion of a Bonus Amount which exceeds $150,000 shall be in the form of a Bonus Stock Award.

5.3	Number of Shares of Stock. Except as otherwise determined pursuant to Section 6.2 in the case of a Participant who has elected ten-year vesting, the number of shares of Stock which are the subject of a Bonus Stock Award shall be equal to 110% of the number obtained by dividing (i) the portion of the Bonus Amount which is in the form of a Bonus Stock Award by (ii) the average Fair Market Value of a share of Stock for the ten trading days ending on December 31 of the Plan Year with respect to which the Bonus Stock Award is granted.

ARTICLE VI.
Bonus Stock Awards

6.1	Agreement. Each Bonus Stock Award shall be evidenced by an Agreement between the Company and the Participant which shall contain such terms and conditions as may be approved by the Board. An Agreement shall be in the form attached hereto as Annex I, or in such other form as the Board may approve from time to time.

6.2	Vesting Period. Unless otherwise provided for by the Board at the time of grant, the shares of Stock subject to a Bonus Stock Award shall vest at the rate of 20% per year over a five-year period, on each consecutive January 2 beginning with the January 2 of the second Plan Year following the Plan Year with respect to which the Bonus Stock Award is granted. (By way of illustration, a Bonus Stock Award with respect to the Plan Year ending December 31, 2002 shall begin to vest on January 2, 2004.) Notwithstanding the foregoing, a Participant whose Bonus Stock Award would otherwise vest at the rate of 20% per year over a five-year period may elect, in lieu thereof, to have such Bonus Stock Award vest at the rate of 10% per year over a ten-year period, on each consecutive January 2 beginning with the January 2 of the second Plan Year following the Plan Year with respect to which the Bonus Stock Award is granted, in which case the number of shares of Stock which are the subject of such Bonus Stock Award shall be equal to 130% of the number obtained by dividing (i) the portion of the Bonus Amount which is in the form of a Bonus Stock Award by (ii) the average Fair Market Value of a share of Stock for the ten trading days ending on December 31 of the Plan Year with respect to which the Bonus Stock Award is granted. Any such election shall be irrevocable and shall be made on such form as shall be prescribed by the Company. A Participant shall forfeit the right to receive all unvested shares of Stock underlying his Bonus Stock Award if such Participant's employment with the Company and/or its affiliates is terminated prior to the completion of the Vesting Period; provided, however, that all shares of Stock subject to a Bonus Stock Award granted to a Participant shall become fully vested upon (i) the occurrence of a Change of Control while the Participant is employed by the Company or an affiliate thereof, (ii) a termination of the Participant's employment by the Company and/or its affiliates without Cause, (iii) the Participant's resignation from the Company and/or its affiliates for Good Reason, (iv) the Participant's disability (to the extent and in such manner as shall be determined by the Board in its sole discretion) or death while still employed by the Company or an affiliate, or (v) such special circumstances or events as in the opinion of the Board merit special consideration.

6.3	Non-Transferability. No Bonus Stock Award or any unvested shares of Stock subject thereto shall be assignable, transferable, sold, pledged, encumbered or otherwise subject to any legal process for the payment of any claim against a Participant during any Vesting Period, except as otherwise determined by the Board. ‘

6.4	Stockholder Rights; Terms and Conditions. The shares of Stock underlying a Participant's Bonus Stock Award which become vested shall be issued in the name of such Participant as soon as practicable following the date on which they become vested. Prior to the issuance of vested shares of Stock, the Participant shall have no rights of a stockholder with respect to the shares of Stock underlying a Bonus Stock Award, and any right to receive such shares of Stock shall be no greater than that of an unsecured general creditor of the Company and shall be unfunded for purposes of the Internal Revenue Code of 1986, as amended and the Employee Retirement Income Security Act of 1974, as amended. Upon the issuance of vested shares of Stock, the Participant shall have the rights of a stockholder with respect to such shares.

6.5	Payment for Shares. A Participant shall not be required to make any payment for shares of Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law and except that the Board may, in its discretion, charge the Participant an amount in cash not in excess of the par value of the shares of Stock issued under the Plan to the Participant. The amount of any such payment required to be made by a Participant shall be fixed by the Board on the date of grant of the Bonus Stock Award to such Participant.

6.6	Adjustment. If, prior to the date on which shares of Stock subject to a Bonus Stock Award have been issued, there shall be declared and paid a stock dividend with respect to the Company's outstanding shares of Stock, or the Company's outstanding shares of Stock shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the grantee of such Bonus Stock Award shall be entitled, upon the future date on which such shares would be issued, to receive such number and kind of securities or cash or other property which the grantee would have been entitled to receive had the grantee actually owned the unissued shares of Stock subject to the Bonus Stock Award at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price, if any, payable by the grantee shall remain unchanged; provided, however, that any fractional shares or securities issuable as a result of such adjustment shall be payable in cash based upon the fair market value of such shares or securities on the date on which they would otherwise be issued. In the event of any other change in the corporate structure or capitalization of the Company, the Board shall make such adjustments to the number of shares of Stock and class of shares subject to then outstanding Bonus Stock Awards which have not yet been issued as the Board shall deem appropriate to prevent dilution or enlargement of rights.

6.7	Purchase by Company. Notwithstanding any other provision of the Plan to the contrary, each Participant who is granted a Bonus Stock Award shall have the right to require the Company to purchase from the Participant from time to time a total number of shares of Stock equal to the number of shares of Stock underlying the Participant's Bonus Stock Award. The shares of Stock to be purchased by the Company may be vested shares which have been issued pursuant to the Plan or shares of Stock which were otherwise acquired by the Participant; provided, however, that the Participant may not require the Company to purchase any shares of Stock which have not been beneficially owned by the Participant for at least six months prior to such purchase. Any such purchases by the Company shall be made on one day of each calendar quarter, as selected by the Company, with respect to all such purchases to be made pursuant hereto during such calendar quarter, and the purchase price per share to be paid by the Company shall be equal to the Fair Market Value of a share of Stock on the trading day preceding the date of such purchase. To exercise a right to require the Company to purchase shares of Stock under this paragraph, a participant must notify the Company in writing at least three trading days prior to the date of purchase fixed by the Company (which exercise may be revoked by such participant by giving the Company written notification of such revocation prior to 11 a.m., Princeton time, on the date of purchase) and must tender such shares on such date of purchase.

ARTICLE VII.
Amendment or Termination

7.1	General. The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided, however, that no change in any Bonus Amount or Bonus Stock Award theretofore granted may be made which would impair the rights of the Participant without the consent of such Participant, except as provided in Section 6.6 above or Sections 8.3 and 8.5 below, and except if such amendment or change is due to a change in accounting requirements which causes variable accounting treatment and such amendment or change substantially preserves the then economic value of, and similarly applies to, all then outstanding Bonus Stock Awards.

ARTICLE VIII.
Miscellaneous

8.1	No Right to an Award. Neither the adoption of the Plan nor any action of the Company or the Board shall be deemed to give an employee any right to be granted a Bonus or a Bonus Stock Award, except as may be evidenced by an Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth therein.

8.2	No Employment Rights Conferred. Nothing contained in the Plan or in any Agreement shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any affiliate, or (ii) interfere in any way with the right of the Company or any affiliate to terminate his employment at any time and for any reason or for no reason.

8.3	Other Laws. Notwithstanding anything contained in the Plan to the contrary, the Company shall not be obligated to issue any Stock pursuant to any Bonus Stock Award granted under the Plan if at any time the Board determines that the consent or approval of any governmental regulatory body is necessary or desirable as a condition for such issuance. Each Participant who is granted a Bonus Stock Award shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in the light of the then existence or non-existence with respect to the shares of Stock subject to such Bonus Stock Award of an effective registration statement under the Securities Act, to issue such shares of Stock in compliance with the provisions of the Securities Act or any comparable act, and the Company shall have the right, in its sole discretion, to legend any shares of Stock which may be issued pursuant to the Plan, or may issue stop transfer orders in respect thereof. The Board may, from time to time, impose additional restrictions upon Participants as it deems necessary, advisable or appropriate in order to comply with the Securities Act and any other applicable federal and state securities laws or any other regulatory requirements.

8.4	Withholding. All payments of cash pursuant to the Plan shall be subject to all applicable federal, state, local and foreign withholding requirements. The Company shall withhold such number of shares of Stock (valued at their Fair Market Value on the date of withholding of such shares) as may be required to enable the Company or an affiliate thereof to satisfy its statutory minimum withholding obligations with respect to the issuance of Stock pursuant to a Bonus Stock Award, except that a Participant may elect to pay to the Company an amount of cash which is sufficient to satisfy such withholding obligations, subject to such restrictions as the Board deems necessary.

8.5	No Restriction on Corporate Action. Nothing contained in the Plan or any Agreement shall be construed to prevent the Company or any affiliate from taking any corporate action which is deemed by the Company or such affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Bonus or Bonus Stock Award granted under the Plan. No employee, Participant, beneficiary, transferee or other person shall have any claim against the Company or any affiliate as a result of such action.

8.6	Governing Law. The Plan and any Agreement shall be construed in accordance with the laws of the state of New York, except to the extent preempted by applicable federal law, without reference to any rules relating to conflict of laws.

8.7	Effective Date. The Plan shall be effective for Bonuses awarded to Participants with respect to Plan Years beginning on or after January 1, 2002.

           IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer as of November ____, 2002.

INTERPOOL, INC. By:_______________________

ANNEX I

BONUS STOCK AWARD AGREEMENT

Pursuant to the Interpool, Inc.
Deferred Bonus Plan

           This BONUS STOCK AWARD AGREEMENT (the "Agreement") is made as of _______________, (the "Grant Date"), by and between Interpool, Inc. (the "Company") and ________________ ("Participant").

W I T N E S S E T H :

           The Company has determined that it is in the best interests of the Company and its affiliates to encourage ownership in the Company by certain employees, thereby providing additional incentives for them to contribute to the future success and prosperity of the Company and its affiliates. To that end, a Bonus Stock Award is granted by the Company [or the Company's affiliate] to Participant pursuant and subject to the Interpool, Inc. Deferred Bonus Plan (the "Plan") on the following terms and conditions.

1.	Defined Terms. Unless otherwise defined herein, or unless the context requires a different definition, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan.

2.	Grant. The Company [or the Company's affiliate] grants to Participant as of the Grant Date, subject to the terms and conditions set forth hereinafter and in the Plan, a Bonus Stock Award for ________ shares of Stock.

3.	Vesting Period. Subject to the provisions of Section 6 below, this Bonus Stock Award shall vest at the rate of 20%(1) per year, on each consecutive January 2 beginning with January 2, ____.

_________________

(1)	Insert 10% in lieu of 20% with respect to a Participant who has elected ten-year vesting.

4.	Issuance of Shares to Bonus Participant. Any shares of Stock subject to this Bonus Stock Award which become vested shall be issued in the name of Participant as soon as practicable following the date on which such shares become vested.

5.	Termination of Employment. If a Participant's employment terminates prior to the completion of the Vesting Period, Participant's rights to any unvested shares of Stock under this Bonus Stock Award shall terminate immediately and be without further force or effect; provided, however, that all shares of Stock subject to this Bonus Stock Award shall become fully vested upon (i) the occurrence of a Change of Control while Participant is employed by the Company or an affiliate thereof, (ii) a termination of the Participant's employment by the Company and/or its affiliates without Cause, (iii) Participant's resignation from the Company and/or its affiliates for Good Reason, (iv) Participant's disability (to the extent and in such manner as shall be determined by the Board) or death while still employed by the Company or an affiliate, or (v) such special circumstances or events as in the opinion of the Board merit special consideration.

6.	Sale of Shares. Vested shares of Stock issued pursuant to this Bonus Stock Award shall not be offered, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of by Participant unless such shares have been registered under the Securities Act, and applicable state securities laws, other than pursuant to Rule 144 or any similar or analogous rule or rules under the Securities Act, or in a transaction which, in the opinion of counsel satisfactory to the Company qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

7.	Miscellaneous.

(a)  The terms and provisions of the Plan are hereby incorporated in this Agreement. Unless otherwise specifically stated herein, such terms and provisions shall control in the event of any inconsistency between the Plan and this Agreement. Participant acknowledges that a copy of the Plan has been furnished for Participant's review and that Participant has read, understands, and agrees to be bound by the terms and conditions of the Plan.

(b) This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and Participant effective as of the date and year first written above.

INTERPOOL, INC. By:_______________________ _________________ Participant _________________ Participant's Signature _________________ Address